EXHIBIT 21.1

COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES

List of Subsidiary Corporations

Entity	Jurisdiction of Origin
Tandus Europe Limited	United Kingdom
Tandus Manufacturing Limited	United Kingdom
Collins & Aikman Floorcoverings Asia Pte. Ltd.	Singapore
Tandus Asia Pte. Ltd.	Singapore
Monterey Carpets, Inc.	United States
Crossley Carpet Mills, Ltd.	Canada
1811367 Nova Scotia Limited	Canada
Tandus Canada Limited	Canada
CAF Extrusion, Inc.	United States
Tandus Floorcoverings (Suzhou) Co. Ltd.	China
Tandus U.S., Inc.	United States
Monterey Color Systems, Inc.	United States